World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

CONTACT:     Teresa Burchfield (407) 826-4560

Tupperware Brands Confirms Third Quarter Sales and Earnings Guidance

Orlando, Fla., September 18, 2008 - (NYSE: TUP) Tupperware Brands Corporation today confirmed that it expects to report third quarter 2008 sales and earnings per share in line with the ranges presented in July.  For sales, the previous guidance range was for a 13 to 15% increase (6 to 8% in local currency) and the Company expects its sales increase in local currency to be toward the high end of that range.   Diluted GAAP earnings per share is expected to be toward the low end of the 39 to 44 cent range provided in July, which reflected an insurance recovery gain of 4 cents now moving from the third to the fourth quarter. The year-over-year benefit from foreign currencies is now expected to be 3 cents versus the previous guidance range of a 5 to 6 cent benefit. Excluding certain adjustment items, diluted earnings per share is expected to be around the high end of the previous guidance range of 37 to 42 cents.  See detail in Non-GAAP Financial Measures Outlook Reconciliation Schedule.

The full year sales guidance range is for a 12 to 14% increase (7 to 9% in local currency).  There is no change versus the July guidance in the local currency increase, whereas the guidance range is down 2 percentage points on a reported basis in light of weaker foreign currencies versus the U.S. dollar.  Full year diluted earnings per share is now expected to be $2.40 to $2.45, including a benefit from foreign currencies versus 2007 of 10 to 12 cents.  The foreign exchange benefit is 13 cents lower than in the July guidance.  The earnings per share guidance has also been reduced by 1 cent for a land sale that is now not expected to occur in 2008.  Excluding certain adjustment items, the diluted earnings per share guidance range is $2.64 to $2.69, with the only net change from the previous guidance being the impact of the lower foreign currency benefit.

Chairman and CEO, Rick Goings commented, "While we don’t normally provide mid-quarter guidance, given the turmoil in the financial services industry and the economy in general and the impact on financial markets, we concluded it would be appropriate to give investors more current visibility on the strength of our business and financial results.  While September is an important month for us, based on what we’ve seen of the quarter so far, we’re pleased to be able to give the indication that we expect the quarter’s local currency sales increase to come in at the high end of our previous range and that our diluted earnings per share, excluding items, is also looking to come in around the high end of our previous expectation.”

“In looking at our segments and markets, we are trending better than we had foreseen previously in several of our markets in Asia Pacific and Tupperware North America, while results have been below our expectations in our Beauty North America businesses.  We’ve continued to achieve good sales increases in the roughly 50% of our business that we generate in emerging market economies, with a local currency increase of 23% in July and August.  Sales in the two months were down slightly in local currency compared with 2007 in the remainder of our businesses that operate in high GDP per capita markets.  Other things benefiting earning results for the quarter versus our previous outlook are an improved tax rate and the impact of our lower share price on expense under one of our long-term management incentive plans.”

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Tupperware Brands plans to issue its third quarter 2008 earnings release on Tuesday, October 21st and conduct a conference call in the morning of Wednesday, October 22nd.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.2 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to regularly update forward-looking information other than through its quarterly earnings releases or in between such releases in the event it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other re-engineering activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will

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decline significantly as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the third quarter of 2007 and second quarter of 2008, the Company has recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Finally, in 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement.  These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

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TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
September 18, 2008

($ in millions, except per share amounts)

	Full Year	Full Year
	2007 Actual	2008 Outlook
		Range

		Low	High

Net Income (GAAP)	$116.9	$152.4	$155.3

% change from prior year		30%	33%

Adjustments(1):
Land and insurance gains	$(11.8)	$(11.0)	$(11.0)
Re-engineering costs	9.0	10.0	10.0
Acquired intangible asset amortization/Purchase Accounting	13.6	9.5	9.5
Purchase Accounting intangibles and goodwill impairment	11.3	9.0	9.0
Costs Associated with implementing new credit agreement	9.6
Income tax (2)	(7.4)	(2.5)	(2.5)
Net Income (Adjusted)	$141.2	$167.4	$170.3

% change from prior year		19%	21%

Exchange rate impact (3)	7.1	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$148.3	$167.4	$170.3

% change from prior year		13%	15%

Net income (GAAP) per common share (diluted)	$1.87	$2.40	$2.45

Net Income (Adjusted) per common share (diluted)	$2.25	$2.64	$2.69

Average number of diluted shares (millions)	62.6	63.4	63.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
September 18, 2008

($ in millions, except per share amounts)

	Third Quarter	Third Quarter
	2007 Actual	2008 Outlook
		Range

		Low	High

Net Income (GAAP)	$6.9	$21.9	$25.1

% change from prior year		222%	269%

Adjustments(1):
Land and insurance gains	$(5.6)	$(2.2)	$(2.2)
Re-engineering costs	3.0	1.2	1.2
Acquired intangible asset amortization/Purchase Accounting	3.4	2.4	2.4
Purchase Accounting intangibles and goodwill impairment	11.3
Costs Associated with implementing new credit agreement	9.6
Income tax (2)	(5.1)	(0.1)	(0.1)
Net Income (Adjusted)	$23.5	$23.2	$26.4

% change from prior year		-1%	12%

Exchange rate impact (3)	1.7	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$25.2	$23.2	$26.4

% change from prior year		-8%	5%

Net income (GAAP) per common share (diluted)	$0.11	$0.35	$0.40

Net Income (Adjusted) per common share (diluted)	$0.37	$0.37	$0.42

Average number of diluted shares (millions)	62.9	63.4	63.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates